Exhibit 7

Consolidated Report of Condition of

Wells Fargo Bank National Association

of 101 North Phillips Avenue, Sioux Falls, SD 57104

And Foreign and Domestic Subsidiaries,

at the close of business December 31, 2006, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts In Millions

ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$15,071
Interest-bearing balances		1,332
Securities:
Held-to-maturity securities		0
Available-for-sale securities		37,720
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		4,141
Securities purchased under agreements to resell		1,130
Loans and lease financing receivables:
Loans and leases held for sale		33,751
Loans and leases, net of unearned income	252,936
LESS: Allowance for loan and lease losses	2,088
Loans and leases, net of unearned income and allowance		250,848
Trading Assets		3,060
Premises and fixed assets (including capitalized leases)		4,045
Other real estate owned		557
Investments in unconsolidated subsidiaries and associated companies		419
Intangible assets
Goodwill		8,995
Other intangible assets		18,458
Other assets		19,144

Total assets		$398,671

LIABILITIES
Deposits:
In domestic offices		$272,350
Noninterest-bearing	76,347
Interest-bearing	196,003
In foreign offices, Edge and Agreement subsidiaries, and IBFs		39,196
Noninterest-bearing	12
Interest-bearing	39,184
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		4,271
Securities sold under agreements to repurchase		5,631

Dollar Amounts In Millions
Trading liabilities	2,145
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	7,119
Subordinated notes and debentures	10,164
Other liabilities	17,464

Total liabilities	$358,340

Minority interest in consolidated subsidiaries	61

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	520
Surplus (exclude all surplus related to preferred stock)	24,751
Retained earnings	14,549
Accumulated other comprehensive income	450
Other equity capital components	0

Total equity capital	40,270

Total liabilities, minority interest, and equity capital	$398,671

I, Karen B. Nelson, Vice President of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

Karen B. Nelson

Vice President

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Avid Modijtabai
John Stumpf	Directors
Carrie Tolstedt